Exhibit 99.2

LM Funding Announces Closing of Upsized $30 Million Underwritten Public Offering

TAMPA, FL, October 19, 2021 – LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a technology-based specialty finance company that intends to expand into the cryptocurrency mining business, today announced the closing of its previously announced underwritten public offering of 6,315,780 shares of its common stock and warrants to purchase up to 6,315,780 shares of the Company’s common stock. Each share of common stock was sold in a unit together with one common warrant at a public offering price of $4.75 per unit, for gross proceeds of approximately $30 million, before deducting underwriting discounts and offering expenses.  The common warrants have an exercise price of $5.00 per share of common stock, are immediately exercisable and will expire five years from the date of issuance. In addition, LM Funding has granted the underwriters a 45-day option to purchase up to an additional 947,367 shares of common stock and/or common warrants to purchase up to 947,367 shares of common stock, at the public offering price less discounts and commissions, of which Maxim Group LLC has exercised its option to purchase an additional 947,367 warrants.

Maxim Group LLC acted as sole book-running manager for the offering.

LM Funding intends to use the net proceeds from this offering for the purchase of cryptocurrency mining equipment, funding other expenses in building out its planned cryptocurrency mining operations, and for other general corporate purposes, including working capital.

The offering was conducted pursuant to the Company's registration statement on Form S-1 (File Nos. 333-259423 & 333-260313) previously filed with and subsequently declared effective by the Securities and Exchange Commission ("SEC"). A prospectus relating to the offering was filed with the SEC and is available on the SEC's website at http://www.sec.gov. Electronic copies of the prospectus relating to this offering may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, at (212) 895-3745.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About LM Funding America:

LM Funding America, Inc., together with its subsidiaries, is a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois, by funding a certain portion of the associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments. LMFA has also announced that it is entering the cryptocurrency mining business through a new subsidiary, US Digital Mining and Hosting Co., LLC.

Forward-Looking Statements:

This press release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are

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available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the COVID-19 pandemic, the risks of entering into and operating in the cryptocurrency mining business, the Company’s ability to acquire new accounts in its specialty finance business at appropriate prices, the need for capital, the Company’s ability to hire and retain new employees, changes in governmental regulations that affect the Company’s ability to collect sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry.  The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition, and results of operations.

Company Contact: Bruce Rodgers, Chairman and CEO LM Funding America, Inc. Tel (813) 222-8996 investors@lmfunding.com

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